Exhibit 21
Subsidiary Information for The Mosaic Company
Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
Mosaic Global Holdings Inc.	Delaware
The Vigoro Corporation	Delaware
Mosaic USA Holdings Inc.	Delaware
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Fertilizer, LLC	Delaware
Mosaic Esterhazy B.V .	Netherlands
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Canada ULC	Nova Scotia
Mosaic Potash B.V.	Netherlands
Mosaic Fertilizantes P&K Ltda	Brazil
Mosaic Fertilizantes do Brasil Ltda	Brazil
Mosaic Canada Crop Nutrition, LP	Manitoba
Mosaic Global Sales, LLC	Delaware
Phosphate Acquisition Partners L.P.	Delaware
PRP-GP LLC	Delaware
Mosaic Potash Carlsbad Inc	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic Global Operations Inc.	Delaware
Compañia Minera Miski Mayo S.R.L.	Peru
MVM Resources International B.V.	Netherlands
Mosaic Phosphates B.V.	Netherlands
Bayovar Holdings	Luxembourg
Tampa Port Services, LLC	Delaware
Mosaic Brazil Fertilizantes B.V.	Netherlands
Mosaic Fertilizantes Limited	Bahamas
Mosaic Fertilizantes Bahamas Limited	Bahamas
South Ft. Meade Land Management, Inc.	Delaware
Mosaic Fertilizers (Beijing) Co. Ltd.	China
Mosaic India Private Limited	India
Mosaic Fertilizantes Netherlands C.V.	Netherlands